EX-99.h.1.ix

Execution Version

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement is made as of October 4, 2021 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”) and Mercer Funds (formerly known as MGI Funds), a statutory trust organized under the laws of Delaware (the “Fund”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, Investors Bank & Trust Company (“IBT”) and the Fund entered into an Administration Agreement dated as of August 12, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, IBT merged with and into the Bank, effective July 2, 2007, with the result that the Bank now serves as Administrator under the Administration Agreement; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is hereby amended as follows:

A.	A new Section 13 shall be added to the Agreement as follows:

“13.	Delegation.

(a) The Bank shall have the right, without the consent or approval of the Fund, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services (each, a “Delegate” and collectively, the “Delegates”), provided that, in the case of any Delegate that is not affiliated with the Bank, the Fund has provided its prior consent to such Delegate or approval of the Fund. The Bank shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Bank had provided such services and committed such acts and omissions itself. Without in any way limiting the foregoing, the Bank shall use commercially reasonable efforts to cause any Delegate and any third parties to whom the Bank provides Fund information and Data to implement and maintain information security measures that the Bank reasonably believes are at least as protective as those described in Section 10.1 (Confidentiality) and Section 12 (Data Protection). Unless otherwise agreed in a fee schedule, the Bank shall be responsible for the compensation of its Delegates.

The Bank will provide the Fund with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis , which information shall include the identities of Delegates affiliated with the Bank that perform or may perform parts of the services and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Fund may reasonably request from time to time.

Nothing in this Section 13 shall limit or restrict the Bank’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

(b)       With respect to the Tax services as set forth on Schedule B1 of the Agreement, the Fund acknowledges and agrees to execute and deliver to the Bank a tax delegation consent authorizing the Bank to provide the Fund’s information to one or more Delegates, with such changes as the Bank may reasonably request from time to time. In the event the Fund revokes its consent at any time or does not provide its consent as required hereunder, the Fund acknowledges and agrees that the Bank may, without liability or prior notice cease performing any or all of the Tax services and may renegotiate the fees the Bank charges for such Tax services.”

4.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

6.	This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank]

Information Classification: Limited Access

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

MERCER FUNDS

By:	/s/ Stephen Gouthro

Name:	Stephen Gouthro

Title:	Chief Operating Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ James Hill

Name:	James Hill

Title:	Managing Director